CONSECO, INC. AND SUBSIDIARIES
                                  Exhibit 12.1
                Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)
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                                                                                          Nine months
                                                                                             ended          Year ended
                                                                                         September 30,     December 31,
                                                                                             1996              1995
                                                                                             ----              ----
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Pretax income from operations:
    Net income..........................................................................     $174.5         $   220.4
    Add income tax expense..............................................................      134.1              87.0
    Add extraordinary charge on extinguishment of debt..................................       18.6               2.1
    Add minority interest...............................................................       25.8             109.0
                                                                                              ------          --------

               Pretax income from operations............................................      353.0             418.5
                                                                                             ------          --------

Add fixed charges:
    Interest expense on annuities and financial products   .............................      474.4             585.4
    Interest expense on long-term debt, including amortization..........................       84.6             119.4
    Interest expense on investment borrowings...........................................       15.1              22.2
    Other...............................................................................         .7               1.0
    Portion of rental(1)................................................................        5.8               6.9
                                                                                             ------            ------

               Fixed charges............................................................      580.6             734.9
                                                                                             ------          --------

               Adjusted earnings........................................................     $933.6          $1,153.4
                                                                                             ======          ========

               Ratio of earnings to fixed charges.......................................      1.61X             1.57X
                                                                                              =====             =====

               Ratio of earnings to fixed charges, excluding interest on
                 annuities and financial products ......................................      4.32X             3.80X
                                                                                              =====             =====

    Fixed charges.......................................................................     $580.6         $   734.9
    Add dividends on preferred stock, including dividends on preferred stock of subsidiaries (divided by the rate of income before minority interest
        and extraordinary charge to pretax income)......................................       48.5              36.0
                                                                                            -------          --------

               Adjusted fixed charges...................................................      629.1             770.9
                                                                                             ------           -------

               Adjusted earnings........................................................     $933.6          $1,153.4
                                                                                             ======          ========

               Ratio of earnings to fixed charges and preferred dividends...............       1.48X            1.50X
                                                                                               =====            =====

               Ratio of earnings to fixed charges and preferred dividends,
                 excluding interest  on annuities and financial products................       2.97X            3.06X
                                                                                               =====            =====




    (1)   Interest portion of rental is assumed to be 33 percent.



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